Exhibit 5.1

SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SAN FRANCISCO, CA 94104 (415) 772 1200 (415) 772 7400 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

July 24, 2012

eBay Inc.

2145 Hamilton Avenue

San Jose, California 95125

Re:	eBay Inc.
0.70% Notes due 2015
1.35% Notes due 2017
2.60% Notes due 2022
4.00% Notes due 2042

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (Registration No. 333-175733) (the “Registration Statement”) filed by eBay Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $250,000,000 aggregate principal amount of the Company’s 0.70% Notes due 2015 (the “2015 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 1.35% Notes due 2017 (the “2017 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 2.60% Notes due 2022 (the “2022 Notes”) and $750,000,000 aggregate principal amount of the Company’s 4.00% Notes due 2042 (the “2042 Notes;” the 2042 Notes, together with the 2015 Notes, the 2017 Notes and the 2022 Notes, are hereinafter called the “Notes”). The Notes are being issued under an Indenture dated as of October 28, 2010 (the “Base Indenture”), as amended and supplemented by a Supplemental Indenture dated as of October 28, 2010 (the “Supplemental Indenture;” the Base Indenture, as amended and supplemented by the Supplemental Indenture, is hereinafter called the “Indenture”), each between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We are familiar with (i) the Registration Statement, (ii) the Company’s prospectus dated July 22, 2011 (the “Base Prospectus”), (iii) the Company’s prospectus supplement dated July 19, 2012 supplementing the Base Prospectus and relating to the Notes, (iv) the Indenture, (v) the

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

eBAY Inc.

July 24, 2012

certificates evidencing the Notes in global form, and (vi) certain resolutions of the Company’s Board of Directors adopted on June 22, 2011 and July 27, 2011 and Audit Committee adopted on July 16, 2012 and a Pricing Committee adopted on July 17, 2012, as certified by the Secretary of the Company on the date hereof as being true, correct and complete and in full force and effect, relating to, among other things, the Registration Statement and the issuance and sale of the Notes. We have also examined and relied upon originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other documents as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Notes are duly executed by a duly authorized officer of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law).

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York) and the General Corporation Law of the State of Delaware. We express no opinion as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed with the SEC on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Sidley Austin LLP